CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium-Term Notes, Series A	$5,400,580	$212.24
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated August 26, 2008

(To the Prospectus dated August 31, 2007, the Prospectus Supplement dated September 4, 2007, the Index Supplement dated September 4, 2007 and Information Supplement dated December 12, 2007)
Filed Pursuant to Rule 424(b)(2)
Registration No. 333-145845

Performance Allocation Securities

Efficient Access to a Passive Allocation Strategy

Barclays Bank PLC $5,400,580 Securities linked to the Best Performing Among Three Global Equity Portfolios due August 30, 2013

Investment Description

Performance Allocation Securities (the “Securities”) are securities issued by Barclays Bank PLC (“Barclays”) linked to the best performing among three Global Equity Portfolios. Each Global Equity Portfolio consists of different weighted allocations to U.S. equities, International Developed Market equities and Asia Ex. Japan equities. If the portfolio return of the best performing reference portfolio is positive, at maturity you will receive your initial investment plus that portfolio return. If the portfolio return of the best performing reference portfolio is negative, at maturity you will receive your initial investment as reduced by that negative portfolio return and you will receive less than your initial investment. You will not receive interest or dividend payments during the term of the Securities. Investing in the Securities involves significant risks including potential loss of your initial investment and Barclays Bank PLC’s credit risk. You may lose some or all of your principal.

Features
☐

Diversification: The Performance Allocation Securities are linked to three portfolios of global equities, each with exposure to equities from the U.S., International Developed Markets (Europe, the UK, Japan, Switzerland and Australia) and Asia Ex. Japan (Hong Kong, South Korea, China, Taiwan, Singapore and Thailand).

☐

Allocation to the Best Performing Portfolio: The return on the Securities is linked to the performance of the best performing of three reference portfolios and is not subject to a predetermined maximum gain.

☐

No Principal Protection: If the return of the best performing reference portfolio is negative, at maturity your initial investment will be reduced by such negative return. You could lose some or all of your investment.

Key Dates

Trade Date:	August 26, 2008
Settlement Date:	August 29, 2008
Final Valuation Date[1]:	August 26, 2013
Maturity Date[1]:	August 30, 2013
CUSIP:	06740C 303
ISIN:	US06740C3034

1

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices” and “Reference Assets—Baskets—Market Disruption Events for Notes with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

Security Offering

We are offering Performance Allocation Securities linked to the Best Performing Among Three Global Equity Portfolios. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the appreciation of the best performing reference portfolio. The Securities are offered at a minimum investment of $1,000.

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated August 31, 2007, the prospectus supplement dated September 4, 2007, the index supplement dated September 4, 2007, the information supplement dated December 12, 2007 and this pricing supplement. See “Key Risks” on page PS-5 of this pricing supplement and “Risk Factors” beginning on page S-3 of prospectus supplement, “Risk Factors” beginning on page IS-1 of the index supplement and the cover page of the information supplement for risks related to investing in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Securities after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.35	$9.65
Total	$5,400,580	$189,020.30	$5,211,559.70

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated August 31, 2007, as supplemented by the prospectus supplement dated September 4, 2007, the index supplement dated September 4, 2007 and the information supplement dated December 12, 2007 relating to our Medium-Term Securities, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the information supplement and in “Risk Factors” in the prospectus supplement and the index supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

s	Prospectus supplement dated September 4, 2007 and prospectus dated August 31, 2007: http://www.sec.gov/Archives/edgar/data/312070/000119312507194615/d424b3.htm

s	Index supplement dated September 4, 2007: http://www.sec.gov/Archives/edgar/data/312070/000119312507194645/d424b3.htm

s	Information supplement dated December 12, 2007: http://www.sec.gov/Archives/edgar/data/312070/000119312507263911/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Performance Allocation Securities linked to the Best Performing Among Three Global Equity Portfolios that are offered hereby, unless the context otherwise requires.

Investor Suitability
The Securities may be suitable for you if:
s	You believe global equity markets will appreciate over the term of the Securities.
s	You are willing to expose your principal to the full downside performance of the best performing reference portfolio.
s	You are willing to forgo dividends paid on the stocks included in the component indices in exchange for the features provided by the Securities.
s	You do not seek current income from this investment.
s	You are willing and able to hold the Securities to maturity.
s	You are willing to invest in securities for which there may be little or no secondary market.
The Securities may not be suitable for you if:
s	You do not believe global equity markets will appreciate over the term of the Securities.
s	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.
s	You seek an investment that is 100% principal protected.
s	You prefer to receive the dividends paid on the stocks included in the component indices.
s	You seek current income from this investment.
s	You are unwilling or unable to hold the Securities to maturity.
s	You seek an investment for which there will be an active secondary market.

Final Terms[1]
Issuer:	Barclays Bank PLC (Rated: AA/Aa1)[2]
Issue Price:	$10 per Security
Term:	5 years
Three Reference Portfolios comprised of allocations to different equity sectors, weighted as indicated:

	Reference Portfolio 1 Allocation Weightings	Reference Portfolio 2 Allocation Weightings	Reference Portfolio 3 Allocation Weightings
U.S. Allocation	60%	30%	10%
International Developed	10%	60%	30%
Market Allocation
Asia Ex. Japan Allocation	30%	10%	60%
An allocation to U.S. equities containing the following index (a “Component Index”), weighted as indicated:
U.S. Allocation:
	Component Index	Bloomberg Ticker	Component Index Weighting
	S&P 500® Index	SPX <Index>	100%
An allocation to international developed market equities containing the following indices (each, a “Component Index”), weighted as indicated:
International Developed Market Allocation:
Component Index	Bloomberg Ticker	Component Index Weighting
Dow Jones EURO STOXX 50® Index	SX5E <Index>	40%
FTSE 100TM Index	UKX <Index>	25%
Nikkei 225 Index	NKY <Index>	20%
SMI® Index	SMI <Index>	7.5%
S&P/ASX 200 Index	AS51 <Index>	7.5%
An allocation to Asia Ex. Japan equities containing the following indices (each, a “Component Index”), weighted as indicated:
Asia Ex. Japan Allocation:
Component Index	Bloomberg Ticker	Component Index Weighting
Hang Seng Index	HSI <Index>	25%
KOSPI 200	KOSPI2 <Index>	25%
Hang Seng China Enterprises Index	HSCEI <Index>	15%
MSCI Taiwan IndexSM	TWY <Index>	15%
MSCI Singapore IndexSM	SGY <Index>	10%
Thai SET50 Index	SET50 <Index>	10%
Payment at Maturity (per $10):	$10.00 + ($10.00 x Portfolio Return of Best Performing Reference Portfolio)
Best Performing Reference Portfolio:	The Reference Portfolio with the greatest Portfolio Return on the Final Valuation Date.
Portfolio Return:	For each Reference Portfolio, the sum of the Allocation Returns multiplied by their respective Allocation Weightings applicable to such Reference Portfolio, calculated as follows:

(U.S. Allocation Return x U.S. Allocation Weighting) + (International Developed Market Allocation Return x International Developed Market Allocation Weighting) + (Asia Ex. Japan Allocation Return x Asia Ex. Japan Allocation Weighting)

U.S. Allocation Return:	S&P 500® Index Return x S&P 500® Index Weighting
International Developed Market Allocation Return:

(Dow Jones EURO STOXX 50® Index Return x Dow Jones EURO STOXX 50® Index Weighting) + (FTSE 100TM Index Return x FTSE 100TM Index Weighting) + (Nikkei 225 Index Return x Nikkei 225 Index Weighting) + (SMI® Index Return x SMI® Index Weighting) + (S&P/ASX 200 Index Return x S&P/ASX 200 Index Weighting)

Asia Ex. Japan	(Hang Seng Index Return x Hang Seng Index Weighting) + (KOSPI 200 Index Return x KOSPI 200 Index Weighting) +
Allocation Return:

(Hang Seng China Enterprises Index Return x Hang Seng China Enterprises Index Weighting) + (MSCI Taiwan IndexSM Return x MSCI Taiwan IndexSM Weighting) + (MSCI Singapore IndexSM Return x MSCI Singapore IndexSM Weighting) + (Thai SET50 Index Return x Thai SET50 Index Weighting)

For each Component Index, the performance of such Component Index calculated as follows:
Index Return:
Index Ending Level - Index Starting Level
Index Starting Level
Index Starting Level:	For each Component Index, the closing level of such Component Index on the Trade Date.
Index Ending Level:	For each Component Index, the closing level of such Component Index on the Final Valuation Date.
Calculation Agent:	Barclays Bank PLC

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]

The Securities are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., and will be rated Aa1 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Securities are linked) and (2) is not a recommendation to buy, sell or hold securities.

[3]

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Indices—Adjustments Relating to Notes with the Reference Asset Comprised of an Index or Indices” and “Reference Assets—Baskets—Adjustments Relating to Notes with the Reference Asset Comprised of a Basket” in the prospectus supplement.

Reference Portfolios

5-Year Return	66.69%	50.42%	103.31%
Annualized	10.76%	8.51%	15.25%

At maturity, the return of the Securities is linked to the return of the best performing Reference Portfolio. Over the past 5 years, the best performing Reference Portfolio would have been Reference Portfolio 3, with the Asia Ex. Japan overweight allocation. This reference portfolio outperformed the second best Reference Portfolio by 36.62% and the worst-performing Reference Portfolio by 52.89%. Past performance is not indicative of future results.

Determining Payment at Maturity

Determine the Portfolio Return of the Best Performing Reference Portfolio		Calculate the sum of the Allocation Returns multiplied by their respective Allocation Weightings applicable to the Best Performing Reference Portfolio.

Is the Portfolio Return of the Best Performing Reference Portfolio Positive?	Yes	You will receive a cash payment that provides you with a return per $10 Security principal amount equal to the Portfolio Return of the Best Performing Reference Portfolio, calculated as follows:
$10 + ($10 x Portfolio Return of Best Performing Reference Portfolio)
No		If the Portfolio Return of the Best Performing Reference Portfolio is zero, then you receive the principal amount of your Securities at maturity.
You will receive your initial investment reduced by the Portfolio Return of the Best Performing Reference Portfolio, calculated as follows:
$10 + ($10 x Portfolio Return of Best Performing Reference Portfolio)
In this case, you will lose some or all of your initial investment.

Hypothetical Examples and Return Table of the Securities at Maturity

Portfolio Return of Best Performing Reference Portfolio	Payment at Maturity (per $10)	Total Return on the Securities
55.00%	$15.50	55.00%
45.00%	$14.50	45.00%
35.00%	$13.50	35.00%
25.00%	$12.50	25.00%
15.00%	$11.50	15.00%
12.50%	$11.25	12.50%
10.00%	$11.00	10.00%
7.50%	$10.75	7.50%
5.00%	$10.50	5.00%
2.50%	$10.25	2.50%
0.00%	$10.00	0.00%
-5.00%	$9.50	-5.00%
-10.00%	$9.00	-10.00%
-20.00%	$8.00	-20.00%
-30.00%	$7.00	-30.00%
-40.00%	$6.00	-40.00%
-50.00%	$5.00	-50.00%
-60.00%	$4.00	-60.00%
-70.00%	$3.00	-70.00%
-80.00%	$2.00	-80.00%
-90.00%	$1.00	-90.00%
-100.00%	$0.00	-100.00%

The following examples are based on a principal amount per Security of $10.

Example 1—The Portfolio Return of Reference Portfolio 1 is 10.00%, the Portfolio Return of Reference Portfolio 2 is 2.50% and the Portfolio Return of Reference Portfolio 3 is 5.00%.

Because the Portfolio Return of the Best Performing Reference Portfolio (Reference Portfolio 1) is 10.00%, the investor receives a payment at maturity of $11.00 per $10.00 Security principal amount, representing a total return of 10.00% on the Securities.

$10 + ($10 x Portfolio Return of Best Performing Reference Portfolio)

$10.00 + ($10.00 x 10%) = $11.00

Example 2: The Portfolio Return of Reference Portfolio 1 is -20.00%, the Portfolio Return of Reference Portfolio 2 is -10.00% and the Portfolio Return of Reference Portfolio 3 is 2.50%.

Because the Portfolio Return of the Best Performing Reference Portfolio (Reference Portfolio 3) is 2.50%, the investor receives a payment at maturity of $10.25 per $10.00 Security principal amount, representing a total return of 2.50% on the Securities.

$10 + ($10 x Portfolio Return of Best Performing Reference Portfolio)

$10.00 + ($10.00 x 2.50%) = $10.25

Example 3—The Portfolio Return of Reference Portfolio 1 is -40.00%, the Portfolio Return of Reference Portfolio 2 is -10.00% and the Portfolio Return of Reference Portfolio 3 is -20.00%.

Because the Portfolio Return of the Best Performing Reference Portfolio (Reference Portfolio 2) is -10.00%, the investor receives a payment at maturity of $9.00 per $10.00 Security principal amount, representing a total return of -10.00% on the Securities.

$10 + ($10 x Portfolio Return of Best Performing Reference Portfolio)

$10.00 + ($10.00 x -10%) = $9.00

If the Portfolio Return of the Best Performing Reference Portfolio is negative, you will lose some or all of your initial investment.

What are the tax consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled forward contract with respect to the Component Indices of the Best Performing Reference Portfolio. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss would generally be long term capital gain or loss if you have held your Securities for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, your Securities should be treated in the manner described above. This opinion assumes that the description of the terms of the Securities in this pricing supplement is materially correct.

As discussed further in the accompanying information supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. In addition, legislation has been introduced in Congress that, if enacted, would require holders that acquire the Securities after the bill is enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

For a further discussion of the tax treatment of your Securities as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Securities Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement and the discussion under the heading “United States Federal Tax Considerations” in the accompanying information supplement. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in Key Risks—Taxes, in this pricing supplement. You should further consult your tax advisor as to the possible alternative treatments in respect of the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the component indices or in any of the component stocks included in the component indices. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement.

s

No principal protection—You may lose some or all of your initial investment. The Securities do not guarantee any return of principal. The return on the Securities at maturity is linked to the performance of the best performing of the three reference portfolios and will depend on whether, and the extent to which, the portfolio return of the best performing reference portfolio is positive or negative. If the portfolio return of the best performing reference portfolio is negative, at maturity you will receive your initial investment as reduced by that negative portfolio return and may receive nothing.

s

No Interest or Dividend Payments or Voting Rights—As a holder of the Securities, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in any of the component indices would have.

s

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity—While the payment at maturity for the offered Securities described in this pricing supplement is based on the full principal amount of such Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

s

The Portfolio Return Will Not Be Adjusted for Changes in Exchange Rates Related to the U.S. Dollar that Might Affect the Component Indices—The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks included in the component indices are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

s

Dealer Incentives:  We, our affiliates and agents act in various capacities with respect to the Securities. We and other of our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $0.35 per security to the principals, agents and dealers in connection with the distribution of the Securities.

s

Lack of Liquidity—The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

s

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

s

Taxes—The federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described above. As discussed further in the accompanying information supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the Securities could be treated as ordinar y income. The outcome of this process is uncertain and could apply on a retroactive basis. In addition, legislation has been introduced in Congress that, if enacted, would require holders that acquire the Securities after the bill is enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

s

Potentially inconsistent research, opinions or recommendations by Barclays, UBS Financial Services or their respective affiliates—Barclays, UBS Financial Services, or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services, or their respective affiliates and agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the index to which the Securities are linked.

s

Many Economic and Market Factors Will Affect the Value of the Securities—In addition to the levels of the component indices on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

s	the expected volatility of the component indices;
s	the time to maturity of the Securities;
s	the market price and dividend rate on the component stocks included in the component indices;
s	interest and yield rates in the market generally and in the markets of the component stocks included in the component indices;
s	a variety of economic, financial, political, regulatory or judicial events;
s	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currency of the nation in which the companies included in the component indices are domiciled;
s	supply and demand for the Securities; and
s	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
s

Non-U.S. Securities Markets Risks—The stocks included in some of the component indices are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the securities linked to these component indices, which may have an adverse effect on the Securities. Also, the public availability of information concerning the issuers of stocks included in these component indices will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in these component indices may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

s

Risks Associated with Emerging Markets—An investment in the Securities will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

s

Credit of Issuer—An investment in the Securities will be subject to the credit risk of Barclays Bank PLC, as issuer of the Securities, and the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities.

S&P 500® Index

The S&P 500 Index (the “S&P 500 Index”) is published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500 Index, with the number of companies included in each group as of August 26, 2008 indicated below: Consumer Discretionary (83); Consumer Staples (41); Energy (39); Financials (88) Health Care (53); Industrials (55); Information Technology (72); Materials (29); Telecommunications Services (9); and Utilities (31).

The S&P 500 Index is reported by Bloomberg under the ticker symbol “SPX <Index>”.

The information on the S&P 500 Index provided in this pricing supplement should be read together with the discussion under the heading “Equity Indices—S&P 500® Index” in the index supplement.

Historical Information

The following graph sets forth the historical performance of the S&P 500 Index based on the weekly closing levels of the S&P 500 Index from April 4, 1997 through August 26, 2008. The closing level of the S&P 500 Index on August 26, 2008 was 1,271.51.

We obtained the closing levels of the S&P 500 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the S&P 500 Index will result in the return of any of your initial investment.

S&P 500 Index Historical Performance

April 4, 1997 – August 26, 2008

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Dow Jones EURO STOXX 50® Index

The Dow Jones EURO STOXX 50® Index (the “DJ EURO STOXX 50 Index”) was created by STOXX, a joint venture between Deutsche B^rse AG, Dow Jones & Company and SWX Swiss Exchange. Publication of the Index began on February 26, 1998, based on an initial Index value of 1,000 at December 31, 1991. The DJ EURO STOXX 50 Index is published in The Wall Street Journal and disseminated on the STOXX website: www.stoxx.com, which sets forth, among other things, the country and industrial sector weightings of the securities included in the DJ EURO STOXX 50 Index and updates these weightings at the end of each quarter. Information contained in the STOXX website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The DJ EURO STOXX 50 Index is reported by Bloomberg under the ticker symbol “SX5E <Index>”.

The information on the DJ EURO STOXX 50 Index provided in this pricing supplement should be read together with the discussion under the heading “Equity Indices—Dow Jones EURO STOXX 50® Index” in the index supplement.

Historical Information

The following graph sets forth the historical performance of the DJ EURO STOXX 50 Index based on the weekly closing levels of the DJ EURO STOXX 50 Index from April 4, 1997 through August 26, 2008. The closing level on August 26, 2008 was 3297.42.

We obtained the closing levels of the DJ EURO STOXX 50 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the DJ EURO STOXX 50 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the DJ EURO STOXX 50 Index will result in the return of any of your initial investment.

Dow Jones EURO STOXX 50® Index Historical Performance

April 4, 1997 – August 26, 2008

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FTSE 100TM Index

The FTSE 100TM Index is calculated, maintained and published by FTSE International Limited (“FTSE”). The FTSE 100TM Index is a free float-adjusted, market capitalization-weighted index of the 100 largest U.K. companies (with nationality determined by FTSE) traded on the London Stock Exchange. The FTSETM 100 Index was developed with a base level of 1,000 on January 3, 1984.

The FTSE 100TM Index is reported by Bloomberg under the ticker symbol “UKX <Index>”.

The information on the FTSE 100TM Index provided in this pricing supplement should be read together with the discussion under the heading “Equity Indices—FTSE 100TM Index” in the index supplement.

Historical Information

The following graph sets forth the historical performance of the FTSE 100TM Index based on the weekly closing levels of the FTSE 100TM Index from April 4, 1997 through August 26, 2008. The closing level of the FTSE 100TM Index on August 26, 2008 was 5470.70.

We obtained the closing levels of the FTSE 100TM Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the FTSE 100TM Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the FTSE 100TM Index will result in the return of any of your initial investment.

FTSE 100TM Index Historical Performance

April 4, 1997 – August 26, 2008

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Nikkei 225 Index

The Nikkei 225 Index (the “Nikkei 225 Index”) is calculated and disseminated by Nikkei Digital Media, Inc., a wholly owned subsidiary of Nikkei Inc., under exclusive agreement with Nikkei Inc. The Nikkei 225 Index is a modified, price-weighted stock index that measures the composite price performance of 225 underlying stocks trading on the First Section of the Tokyo Stock Exchange, Inc., representing a broad cross-section of Japanese industries. The 225 companies included in the Nikkei 225 Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities.

The Nikkei 225 Index is reported by Bloomberg under the ticker symbol “NKY <Index>”.

The information on the Nikkei 225 Index provided in this pricing supplement should be read together with the discussion under the heading “Equity Indices—Nikkei 225 Index” in the index supplement.

Historical Information

The following graph sets forth the historical performance of the Nikkei 225 Index based on the weekly closing levels of the Nikkei 225 Index from April 4, 1997 through August 26, 2008. The closing level on August 26, 2008 was 12778.71.

We obtained the closing levels of the Nikkei 225 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Nikkei 225 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the Nikkei 225 Index will result in the return of any of your initial investment.

Nikkei 225 Index Historical Performance

April 4, 1997 – August 26, 2008

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SMI® Index

All information regarding the SMI® Index (the “SMI Index”) set forth in this pricing supplement reflects the policies of, and is subject to change by, the SWX Swiss Exchange (“SWX”). The SMI Index is calculated, maintained and published by SWX Swiss Exchange. The SMI Index is reported by Bloomberg under the ticker symbol “SMI <Index>”

As a blue-chip index, the SMI Index is Switzerland’s key equity index. It represents about 85% of the free-float capitalisation of the Swiss equity market. The SMI Index comprises the 20 largest and most liquid equities of the SPI®. It is also equivalent to the SPI Large. As a price index, the SMI Index is not adjusted for dividends, but a performance index that takes account of such distributions is available (the SMIC - SMI Cum Dividend).

Because the SMI Index is considered to be a mirror of the overall Swiss stock market, it is used as the underlying index for numerous derivative financial instruments such as options, futures and index funds.

The SMI Index was introduced on 30 June 1988 at a baseline value of 1500 points. Its composition is examined once a year. Calculation takes place in real-time: as soon as a new transaction occurs in a security contained in the SMI Index, an updated index level is calculated and displayed.

The SMI Index is calculated according to the Laspeyres method using a weighted arithmetic mean over a defined selection of securities. The current index level can be calculated by dividing the sum of the market capitalizations of the securities contained in the index by the divisor.

The securities included in the SMI®, are weighted according to their free float. This means that large share packages that reach or exceed the threshold of 5% are subtracted from the total market capitalisation.

The free float is calculated on the basis of outstanding shares. Issued and outstanding equity capital is, as a rule, the total amount of equity capital that has been fully subscribed and wholly or partially paid in and documented in the Commercial Registry. Conditional and authorised capital does not count as issued and outstanding equity capital.

The free float is calculated on the basis of listed shares only. Where a company has different categories of listed securities, these are considered separately for the purposes of calculating the index.

In principle, shares in fixed ownership are deemed to be those that have been reported to the SWX Swiss Exchange by a person or group of persons whose shareholding has exceeded the relevant threshold values under Arts. 20ff. SESTA.

Shares of persons and groups of persons who are subject to a shareholder agreement which is binding for more than 5% of the listed shares or who, according to publicly known facts, have a long-term interest in a company are also deemed to be in fixed ownership.

The SWX may use sources in addition to the reports pursuant to SESTA to calculate shares in fixed ownership. In particular, the SWX may use data gained from issuer surveys that it conducts itself.

Exceptions

Shares held by the following groups are deemed free-floating regardless whether a report has been made pursuant to the above:

s	Custodian nominees
s	Trustee companies
s	Investment funds
s	Pension funds
s	Investment companies

The SWX classifies at its own discretion persons and groups of persons who, because of their area of activity or the absence of important information, cannot be clearly assigned.

The free-float rule applies only to bearer shares and registered shares. Capital issued in the form of participation certificates (“Partizipationsscheine”) and bonus certificates (“Genussscheine”) is taken into full account in calculating the index because it does not confer voting rights.

Calculation and publication intervals

The indices of the SMI® family are calculated in real time. The index is recalculated and republished immediately upon any changes in the price of any security. The shortest interval between calculation is one second.

All index data is distributed by EXFEED (subsidiary of the SWX) via information service providers (e.g. Reuters, Telekurs and BLOOMBERG).

Prices used

In calculating the index, the last-paid price is taken into account. If no price has been paid on the day of calculation, the bid price is used. In the absence of a bid price, the previous day’s price is used. Only the prices achieved via the electronic order book of the SWX and virt-x are used.

Trading hours

The trading hours for Swiss equities, participation certificates and bonus certificates are determined by the SWX Swiss Exchange and virt-x.

Since the opening phase usually causes strong price fluctuations, the SMI® is first calculated two minutes after the start of on order book trading. This index level is called the “open”.

A closing auction takes place ten minutes before close of trading. At the close of trading, the final closing prices used in calculating the closing level of the SMI® are established.

Determination of rankings and identification of candidates

A selection list in which all SPI® securities are ranked and which forms the basis for the rankings can be downloaded from the SWX website.

SMI® Index (continued)

The position of each security is determined by a combination of the following criteria:

s	Average free-float capitalisation (compared to the capitalisation of the entire SPI®)
s	Cumulated on order book turnover (compared to the total turnover of the SPI®).

The average market capitalisation in per cent and the turnover in per cent are each given a weighting of 50% and yield the so-called weighted market share.

The time period used for making the calculation is 1 July through 30 June of the following year.

Internet link to the current selection list: www.swx.com/trading/products/indices/stock_indices/smi/smi_de.html. We do not assume responsibility for the information contained therein.

Provisional interim rankings are published following the end of the quarter on 30 September, 31 December and 31 March.

Ordinary adjustment dates

The number of securities and free-float shares are adjusted on two ordinary adjustment dates a year:

s	The third Friday in March (after close of trading)
s	The third Friday in September (after close of trading)

The SWX may conduct a capital survey among issuers in order to obtain the required data.

The announcement of the provisional new securities occurs at least one month before the adjustment date. The SWX reserves the right to take account of recent changes before the adjustment date, so the definite new securities are announced only five trading days before the adjustment date.

Extraordinary adjustment of the number of shares

In order to maintain the stability of the index and avoid frequent minor changes to the weighting, a change of the total number of outstanding securities leads to an extraordinary adjustment only if it is equal to or greater than five percent.

If an increase amounts to a change of less than five percent, it is taken into account in the next event and added to it. If the cumulative change is equal to or greater than five percent, the total number of outstanding securities is adjusted outside the ordinary dates on the day of the corporate event responsible for the cumulative change.

The adjustment of the total number of outstanding securities is made on the day of the corporate event.

If the free float changes by 10 percentage points or more in a given year, the extraordinary adjustment is made immediately. A notification period of 10 trading days applies. In exceptional cases, the SWX reserves the right to make this adjustment without observing the notification period.

If the free float changes as a result of an extraordinary adjustment of the number of shares, the free float is adjusted at the same time as the number of shares even if the free float changes by less than ten percentage points.

After a takeover, the free float of the company in question is adjusted upon publication of the end result. A five-day notification period applies. At the same time, the SWX may exclude the security from the relevant index family.

Dividend payments

Dividend payments do not result in adjustments to the divisors of price indices. Dividends are, however, fully taken account of in performance indices.

Repayments of capital through the reduction of a share’s par value, which can take the place of a cash dividend or constitute a component of the regular distribution, are treated in the same way as a normal dividend payment (i.e. no adjustment to the price index divis However, distributions (e.g. special dividends and anniversary bonuses) that, contrary to the company’s usual dividend policy, are paid out or declared extraordinary dividends, are not deemed dividends in the above sense. These distributions are considered corporate events and also result in adjustments to the divisors of price indices.

Dividend payments are always treated as gross amounts, including the withholding tax portion.

Information on corporate events

Any forthcoming extraordinary corporate events that result in an adjustment to the indices are published by e-mail via Investor Service Equity. This service is offered free of charge by the SWX Indices department.

The registration form is available on the SWX website. The SWX Swiss Exchange accepts no liability for Investor Service Equity.

Licensing

SWX Swiss Exchange has had the names of all the indices created by it protected under trademark law. They have been registered in Switzerland as well as in key markets both in Europe and overseas. Under certain conditions, SWX Swiss Exchange permits third parties to use the trademarks of its index family for commercial purposes. It has levied a license fee for such use since 1999.

We are currently negotiating a license agreement with SWX Swiss Exchange whereby we, in exchange for a fee, are permitted to use the SMI Index in connection with certain securities, including the Securities. While we have notified SWX Swiss Exchange of our intention to use the SMI Index in connection with the Securities, we have not entered into a license agreement with SWX Swiss Exchange for this, or any use at this time. We are not affiliated with SWX Swiss Exchange, the only relationship between SWX Swiss Exchange and us is any licensing of the use of SWX Swiss Exchange’s indices and trademarks relating to them.

SMI® Index (continued)

These Securities are not in any way sponsored, endorsed, sold or promoted by the SWX Swiss Exchange and the SWX Swiss Exchange makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the SMI Index (the “Index”) and/or the figure at which the said Index stands at any particular day or otherwise. However, the SWX Swiss Exchange shall not be liable (whether in negligence or otherwise) to any person for any error in the Index and the SWX Swiss Exchange shall not be under any obligation to advise any person of any error therein.

SWX®, SWX Swiss Exchange®, SPI®, Swiss Performance Index (SPI)®, SPI EXTRA®, SPI ex SLI®, SMI®, Swiss Market Index® (SMI)®, SMIM®, SMI MID (SMIM)®, SMI Expanded®, SXI®, SXI LIFE SCIENCES®, SXI Bio+Medtech®, SLI®, SLI Swiss Leader Index®, SBI®, SBI Swiss Bond Index®, VSMI®, SWX Immobilienfonds Index®, and SWX Quotematch® are trademarks that have been registered in Switzerland and/or abroad by SWX Swiss Exchange. Their use is subject to a license.

Historical Information

The following graph sets forth the historical performance of the SMI Index based on the weekly closing levels of the SMI Index from April 4, 1997 through August 26, 2008. The closing level on August 26, 2008 was 7093.72.

We obtained the closing levels of the SMI Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the SMI Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the SMI Index will result in the return of any of your initial investment.

SMI® Index Historical Performance

April 4, 1997 – August 26, 2008

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

S&P/ASX 200 Index

All information regarding the S&P/ASX 200 Index (the “S&P/ASX 200 Index”) set forth in this pricing supplement reflects the policies of, and is subject to change by, Standard & Poor’s, a division of The McGraw Hill Companies, Inc. (“S&P”). The S&P/ASX 200 Index is maintained by the S&P Australian Stock Exchange and Standard & Poor’s. The S&P/ASX 200 Index is reported by Bloomberg under the ticker symbol “AS51 <Index>”.

The S&P/ASX indices are real-time, market-capitalization-weighted indices that include the largest and most liquid stocks in the Australian market. The S&P/ASX 200 Index covers approximately 80% of the Australian equity market by capitalization, with a constituency that is highly liquid and tradable. Such characteristics ensure that the S&P/ASX 200 Index is representative of the Australian market while maintaining a limited number of eligible securities.

Upon its introduction in April 2000, the S&P/ASX 200 Index replaced the All Ordinaries index as the primary gauge for the Australian equity market. The S&P/ASX 200 Index measures the performance of the 200 largest index-eligible stocks listed on the ASX by float-adjusted market capitalization. Representative, liquid and tradable, it is widely considered Australia’s preeminent benchmark index. The index is float-adjusted, covering approximately 80% of Australian equity market capitalization.

Only stocks listed on the Australian Stock Exchange will be considered for inclusion on the S&P/ASX 200 Index. The S&P/ASX 200 Index only includes securities that are considered to be institutionally investable, and market capitalization is a key criterion for stock selection. Stocks are included if they are large enough to meet the minimum ranking requirements for the representative indices within the Australian market.

The S&P/ASX index series is calculated using a base-weighted aggregate methodology. That means the level of an index reflects the total market value of all component stocks relative to a particular base period. The total market value of a company is determined by multiplying the price of its stock by the number of shares available after float (IWF) adjustment. An indexed number is used to represent the result of this calculation in order to make the value easier to work with and track over time.

On any given day, the index value is the quotient of the total available market capitalization of the index’s constituents and its divisor. Continuity in the index value is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date. This includes additions and deletions to the index, rights issues, share buy-backs and issuances, spin-offs and adjustments in availability. The divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of the index. The divisor is adjusted such that the index value at an instant just prior to a change in base capital equals the index value at an instant immediately following that change.

License Agreement

We have entered into a non-exclusive license agreement with S&P whereby we, in exchange for a fee, are permitted to use the S&P/ASX 200 Index in connection with certain securities, including the Securities. We are not affiliated with S&P; the only relationship between S&P and us is any licensing of the use of S&P’s indices and trademarks relating to them.

The license agreement between S&P and Barclays Bank PLC provides that the following disclaimer must be set forth herein:

S&P/ASX 200 is a trademark of The McGraw-Hill Companies, Inc. and has been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the Securities.

The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of McGraw-Hill, Inc. (“S&P”). S&P makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P Indices to track general stock market performance. S&P’s only relationship to the Licensee is the licensing of certain trademarks and trade names of S&P and of the S&P Indices which is determined, composed and calculated by S&P without regard to the Licensee or the Securities. S&P has no obligation to take the needs of the Licensee or the owners of the Securities into consideration in determining, composing or calculating the S&P Indices. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P INDICES OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P INDICES OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANT ABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

S&P/ASX 200 Index (continued)

Historical Information

The following graph sets forth the historical performance of the S&P/ASX 200 Index based on the weekly closing levels of the S&P/ASX 200 Index from April 4, 1997 through August 26, 2008. The closing level on August 26, 2008 was 5007.50.

We obtained the closing levels of the S&P/ASX 200 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the S&P/ASX 200 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the S&P/ASX 200 Index will result in the return of any of your initial investment.

S&P/ASX 200 Index Historical Performance

April 4, 1997 – August 26, 2008

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Hang Seng Index

All information regarding the Hang Seng Index (the “HSI”) set forth in this pricing supplement reflects the policies of, and is subject to change by, Hang Seng Indexes Company Limited, a wholly owned subsidiary of the Hang Seng Bank. The HSI is calculated, maintained and published by Hang Seng Indexes Company Limited and was first developed, calculated and published on November 24, 1969. The HSI is reported by Bloomberg under the ticker symbol “HSI <Index>”.

The HSI is a freefloat-adjusted market capitalization weighted stock market index in the Stock Exchange of Hong Kong Limited (the “SEHK”) and purports to be an indicator of the performance of the Hong Kong stock market. For more information about the SEHK, see “Equity Indices—FTSE/Xinhua China 25 IndexTM—Stock Exchange of Hong Kong Limited” in the index supplement. Constituent stocks of the HSI are selected by a rigorous process of detailed analysis, supported by extensive external consultations.

Only companies with a primary listing on the main board of the SEHK are eligible as constituents of the HSI. Mainland China enterprises that have an H-share listing in Hong Kong are eligible for inclusion in the HSI when they meet any one of the following conditions: (1) the H-share company has 100% of its ordinary share capital in the form of H-shares which are listed on the SEHK; (2) the H-share company has completed the process of share reform, with the result that there is no unlisted share capital in the company; or (3) for new H-share initial public offerings, the company has no unlisted share capital. For any H-share company included in the HSI, only the H-share portion of the share capital of the company will be used for index calculation, subject to free float adjustment. H-shares are shares of mainland China companies listed on the SEHK.

To be eligible for selection, a company: (1) must be among those that constitute the top 90% of the total market value of all primary listed shares on the SEHK (market value is expressed as an average of the past 12 months); (2) must be among those that constitute the top 90% of the total turnover of all primary listed shares on the SEHK (turnover is aggregated and individually assessed for eight quarterly sub-periods for the past 24 months); and (3) should normally have a listing history of 24 months. From the many eligible candidates, final selections are based on the following: (1) the market capitalization and turnover rankings of the companies; (2) the representation of the sub-sectors within the HSI directly reflecting that of the market; and (3) the financial performance of the companies.

Calculation Methodology. From September 11, 2006, and phased in over a period of 12 months from September 2006 to September 2007, the calculation methodology of the HSI has been changed from a full market capitalization weighting to a free float-adjusted market capitalization weighting. Under this calculation methodology, the following shareholdings are viewed as strategic in nature and excluded for index calculation:

Strategic holdings. Shares held by strategic shareholders who individually or collectively control more than 30% of the shareholdings;

Directors’ holdings. Shares held by directors who individually control more than 5% of the shareholdings;

Cross-holdings. Shares held by a Hong Kong-listed company which controls more than 5% of the shareholdings as investments; and

Lock-up shares. Shares held by shareholders who individually or collectively represent more than 5% of the shareholdings in the company and with a publicly disclosed lock-up arrangement.

A free float-adjusted factor representing the proportion of shares that is free floated as a percentage of the issued shares, is rounded up to the nearest multiple of 5% for the calculation of the HSI and is updated half-yearly.

A cap of 15% on individual stock weightings is applied. A cap factor is calculated half-yearly to coincide with the regular update of the free float-adjusted factor. Additional re-capping is performed upon constituent changes.

Additional information on the HSI is available on the following web-site: http://www.hsi.com.hk. We do not assume responsibility for the information contained therein.

License Agreement

We have entered into a non-exclusive license agreement with Hang Seng Indexes Company Limited and Hang Seng Data Services Limited whereby we, in exchange for a fee, are permitted to use the HSI in connection with certain securities, including the Securities. We are not affiliated with Hang Seng Indexes Company Limited; the only relationship between Hang Seng Indexes Company Limited and us is any licensing of the use of Hang Seng Indexes Company Limited’s indices and trademarks relating to them.

The license agreement provides that the following language must be set forth herein:

The Hang Seng Index (the “HSI”) is published and compiled by Hang Seng Indexes Company Limited pursuant to a licence from Hang Seng Data Services Limited. The name “Hang Seng Index” is proprietary to Hang Seng Data Services Limited. Hang Seng Indexes Company Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the HSI by Barclays Bank PLC in connection with the Securities, BUT NEITHER HANG SENG INDEXES COMPANY LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE SECURITIES OR ANY OTHER PERSON (i) THE ACCURACY OR COMPLETENESS OF THE HSI AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE HSI OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE HSI OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE HSI IS GIVEN OR MAY BE IMPLIED. The process and basis of computation and compilation of the HSI and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by Hang Seng Indexes Company Limited without notice. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HANG SENG INDEXES COMPANY LIMITED OR HANG

Hang Seng Index (continued)

SENG DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE HSI BY BARCLAYS BANK PLC IN CONNECTION WITH THE SECURITIES; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HANG SENG INDEXES COMPANY LIMITED IN THE COMPUTATION OF THE HSI; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE HSI WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE SECURITIES OR ANY OTHER PERSON DEALING WITH THE SECURITIES AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HANG SENG INDEXES COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED in connection with the Securities in any manner whatsoever by any broker, holder or other person dealing with the Securities. Any broker, holder or other person dealing with the Securities does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on Hang Seng Indexes Company Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and Hang Seng Indexes Company Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

Historical Information

The following graph sets forth the historical performance of the HSI based on the weekly closing levels of the HSI from April 4, 1997 through August 26, 2008. The closing level on August 26, 2008 was 21056.66.

We obtained the closing levels of the HSI below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the HSI should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the HSI will result in the return of any of your initial investment.

Hang Seng Index Historical Performance

April 4, 1997 – August 26, 2008

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

KOSPI 200

The Korea Composite Stock Price Index 200 or KOSPI 200 (the “KOSPI 200”) is calculated, maintained and published by the Korea Exchange (the “KRX”), which was established on January 27, 2005 by the consolidation of three domestic exchanges: the Korea Stock Exchange, KOSDAQ Market and the Korea Futures Exchange.

The KOSPI 200 is a market capitalization-weighted index of 200 Korean blue-chip stocks, covering approximately 85% of the market capitalization of the Korean Exchange-Stock Market Division (the “KRX-Stock Market”). The constituent stocks are selected on a basis of the market value of the individual stocks, liquidity and their relative positions in their respective industry groups.

The KOSPI 200 is reported by Bloomberg under the ticker symbol “KOSPI2 <Index>”.

The information on the KOSPI 200 provided in this pricing supplement should be read together with the discussion under the heading “Equity Indices— KOSPI 200” in the index supplement.

Historical Information

The following graph sets forth the historical performance of the KOSPI 200 based on the weekly closing levels of the KOSPI 200 from April 4, 1997 through August 26, 2008. The closing level on August 26, 2008 was 191.36.

We obtained the closing levels of the KOSPI 200 below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the KOSPI 200 should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the KOSPI 200 will result in the return of any of your initial investment.

Kospi 200 Index Historical Performance

April 4, 1997 – August 26, 2008

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Hang Seng China Enterprises Index

All information relating to the Hang Seng China Enterprises Index (the “H-shares Index”) set forth in this pricing supplement reflects the policies of, and is subject to change by, Hang Seng Indexes Company Limited, a wholly-owned subsidiary of the Hang Seng Bank. The H-shares Index is calculated, maintained and published by Hang Seng Indexes Company Limited and was first calculated and published on August 8, 1994. The H-shares Index is reported by Bloomberg under the ticker symbol “HSCEI <Index>”.

The H-shares Index was launched on August 8, 1994 to track the performance of all the Hong Kong listed H-shares of Chinese enterprises, one year after the first H-share company was listed on the Stock Exchange of Hong Kong Limited (the “SEHK”). For more information about the SEHK, see “Equity Indices—FTSE/Xinhua China 25 IndexTM—Stock Exchange of Hong Kong Limited” in this pricing supplement. H-shares are Hong Kong listed shares, traded in Hong Kong dollars, of China enterprises. With the launch of the 200-stock Hang Seng Composite Index (“HSCI”) on October 3, 2001, the H-shares Index became part of the Hang Seng Composite Index Series (the “HSCI Series”). Since then, constituents of the H-shares Index comprise only those H-share companies which are included in the 200-stock HSCI. The H-shares Index had a base index of 1,000 at launch, but with the launch of the HSCI Series on October 3, 2001, the H-shares Index was rebased with a value of 2,000 as at January 3, 2000 to align with the HSCI Series. The H-shares Index is reviewed semi-annually together with the HSCI Series. H-share companies joining or leaving the HSCI are automatically included or excluded from the H-shares Index.

To be included in the HSCI and to thus be eligible for inclusion in the H-shares Index, a stock must have a primary listing on the main board of the Stock Exchange of Hong Kong (the “SEHK”). Stocks whose issuer has a secondary listing in Hong Kong, stocks listed on the Growth Enterprises Market, and preference shares, debt securities, or other derivatives are each ineligible.

A component stock is selected or removed from the HSCI semi-annually based on the following selection criteria and process:

s

Turnover Screening. Constituent stocks must not have more than 20 trading days without turnover in the past 12 months, excluding the days when the stock is suspended from trading (“Turnover Screening”). Stocks with less than one year listing history are counted on a pro-rata basis.

s	Removal. Constituent stocks will be removed if they fail the Turnover Screening or their 12-month average market capitalization ranks fall to the 240th position or below.
s	Addition. Constituent stocks will be included if they pass the Turnover Screening and their 12-month average market capitalization ranks rise to the 160th position or above.

HSCI, which aims to cover 90% of the market capitalization of stocks listed on the Main Board of the SEHK, is fixed at 200 constituents. The next highest ranking constituent stock(s) will be added or the next lowest ranking constituent stock(s) will be removed if the number of stocks that are removed and added to the HSCI are not the same.

Calculation Methodology. Since March 6, 2006, the H-shares Index has been calculated using a free float-adjusted market capitalization methodology. Prior to this date, the H-shares Index was calculated using a full market capitalization methodology. Under the current methodology, the following shareholdings are viewed as strategic in nature and excluded for index calculation purposes:

s	Strategic holdings. Shares held by strategic shareholders who individually or collectively control more than 30% of the shareholdings;
s	Directors’ holdings. Shares held by a Hong Kong-listed company which controls more than 5% of the shareholdings as investments; and
s	Cross-holdings. Shares held by a Hong Kong-listed company which controls more than 5% of the shareholdings as investments; and
s	Lock-up shares. Shares held by shareholders who individually or collectively represent more than 5% of the shareholdings in the company and with a publicly disclosed lock-up arrangement.

A free float-adjusted factor representing the proportion of shares that is free floated as a percentage of the issued shares, is rounded up to the nearest multiple of 5% for the calculation of the H-shares Index and is updated half-yearly.

Effective after the close of the SEHK on September 7, 2007, a cap of 15% on individual stock weightings is applied to address the issue of dominance, if any, of selected stocks in the index following the free float adjustment. (The cap factor has been decreased from 25% to 15% over a period of 12 months from September 2006 to September 2007.) A cap factor is calculated half-yearly to coincide with the regular update of the free float-adjusted factor. Additional re-capping is performed upon constituent changes.

Additional information on the H-shares Index is available on the following website: http://www.hsi.com.hk/. We do not assume responsibility for the information contained therein.

License Agreement

We have entered into a non-exclusive license agreement with Hang Seng Indexes Company Limited and Hang Seng Data Services Limited whereby we, in exchange for a fee, are permitted to use the H-shares Index in connection with certain securities, including the Securities. We are not affiliated with Hang Seng Indexes Company Limited or Hang Seng Data Services Limited; the only relationship between Hang Seng Indexes Company Limited and Hang Seng Data Services Limited, on the one hand, and us, on the other hand, is any licensing of the use of their indices and trademarks relating to those indices.

The license agreement provides that the following language must be set forth herein:

The Hang Seng China Enterprises Index (the “H-shares Index”) is published and compiled by Hang Seng Indexes Company Limited pursuant to a license from Hang Seng Data Services Limited. The mark and name

Hang Seng China Enterprises Index (continued)

“Hang Seng China Enterprises Index” are proprietary to Hang Seng Data Services Limited. Hang Seng Indexes Company Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the H-shares Index by Barclays Bank PLC in connection with the Securities, BUT NEITHER HANG SENG INDEXES COMPANY LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE SECURITIES OR ANY OTHER PERSON (i) THE ACCURACY OR COMPLETENESS OF THE H-SHARES INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE H-SHARES INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE H-SHARES INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE H-SHARES INDEX IS GIVEN OR MAY BE IMPLIED. The process and basis of computation and compilation of the H-shares Index and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by Hang Seng Indexes Company Limited without notice. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HANG SENG INDEXES COMPANY LIMITED OR HANG SENG DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE H-SHARES INDEX BY BARCLAYS BANK PLC IN CONNECTION WITH THE SECURITIES; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HANG SENG INDEXES COMPANY LIMITED IN THE COMPUTATION OF THE H-SHARES INDEX; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE H-SHARES INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE SECURITIES OR ANY OTHER PERSON DEALING WITH THE SECURITIES AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HANG SENG INDEXES COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED in connection with the Securities in any manner whatsoever by any broker, holder or other person dealing with the Securities. Any broker, holder or other person dealing with the Securities does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on Hang Seng Indexes Company Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and Hang Seng Indexes Company Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

Historical Information

The following graph sets forth the historical performance of the H-shares Index based on the weekly closing levels of the H-shares Index from April 4, 1997 through August 26, 2008. The closing level on August 26, 2008 was 11406.64.

We obtained the closing levels of the H-shares Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the H-shares Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the H-shares Index will result in the return of any of your initial investment.

Hang Seng China Enterprises Index Historical Performance

April 4, 1997 – August 26, 2008

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

MSCI Taiwan IndexSM

The MSCI Taiwan IndexSM (the “MSCI Taiwan Index”) is a free float-adjusted market capitalization index that is designed to measure equity market performance in Taiwan.

The MSCI Taiwan Index is reported by Bloomberg under the ticker symbol “TWY <Index>”.

The information on the MSCI Taiwan Index provided in this pricing supplement should be read together with the discussion under the heading “Equity Indices—MSCI Indices” in the index supplement.

Historical Information

The following graph sets forth the historical performance of the MSCI Taiwan Index based on the weekly closing levels of the MSCI Taiwan Index from April 4, 1997 through August 26, 2008. The closing level on August 26, 2008 was 268.99.

We obtained the closing levels of the MSCI Taiwan Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the MSCI Taiwan Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the MSCI Taiwan Index will result in the return of any of your initial investment.

MSCI Taiwan IndexSM Historical Performance

April 4, 1997 – August 26, 2008

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

MSCI Singapore IndexSM

The MSCI Singapore IndexSM (the “MSCI Singapore Index”) is a free float-adjusted market capitalization index that is designed to measure equity market performance in Taiwan.

The MSCI Singapore Index is reported by Bloomberg under the ticker symbol “SGY <Index>”.

The information on the MSCI Singapore Index provided in this pricing supplement should be read together with the discussion under the heading “Equity Indices—MSCI Indices” in the index supplement.

Historical Information

The following graph sets forth the historical performance of the MSCI Singapore Index based on the weekly closing levels of the MSCI Singapore Index from April 4, 1997 through August 26, 2008. The closing level on August 26, 2008 was 334.89.

We obtained the closing levels of the MSCI Singapore Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the MSCI Singapore Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the MSCI Singapore Index will result in the return of any of your initial investment.

MSCI Singapore IndexSM Historical Performance

April 4, 1997 – August 26, 2008

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SET50 Index

The SET50 Index (the “SET50 Index”) is calculated by the Stock Exchange of Thailand (“SET”). To accommodate the issuing of index futures and options in the future, and to provide a benchmark of investment in The Stock Exchange of Thailand, the SET50 Index was launched. The SET50 Index is calculated from the stock prices of the top 50 companies in The SET in terms of large market capitalization, high liquidity and compliance with the requirement regarding the distribution of shares to minor shareholders. The calculation method used for the SET50 Index, is the same as that used for the SET Index which is a market capitalization weighted index. The base date used for the SET50 Index is August 16, 1995, which is when the index was established and set at 1,000 points. The base market value is continually adjusted to correspond to changes in the values of securities resulting from changes in the number of stocks due to various events; such as public offerings, exercised warrants and conversions of preferred to common shares. The SET50 Index is reported by Bloomberg under the ticker symbol “SET50 <Index>”.

The lists of component stocks in the SET50 Index are revised every six months in order to adjust for any unexpected changes that have occurred in the stock market such as new listings or public offerings. After these adjustments are made, stocks that meet the necessary qualifications are then selected to become part of the SET50 Index. Stock selection is conducted semi-annually between December 1 - 31 and June 1 - 30. During these two periods, The Stock Exchange of Thailand will select stocks based on its pre-stipulated criteria.

The revised stock lists for the SET50 will be announced to the general public as soon as the lists become available. The new SET50 Index will take effect on the first trading day in January and July of each year. For every revision, the Index calculations will treat stocks which have been withdrawn as a delisting case and stocks which have been added as a new listing case. Whenever a stock is removed from the index, a new stock will be added to replace it and to ensure the continuity of the index. Also, adjustments will be made whenever the market value of a component stock changes due to the conversion of convertible bonds, the exercising of warrants, or new shares are issued for capital increase of the component stock, etc.

SET has no formal license policy regarding use of the SET50 at this time. While we have notified SET of our intention to use the SET50 in connection with the Securities, we have not entered into a license agreement with SET for this, or any use. We are not affiliated with SET in any way. The Securities are not sponsored, endorsed, sold or promoted by SET. The trademarks, service marks or registered trademarks of the index sponsor are the property of their respective owners. SET does not: (i) make any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities, (ii) have any obligation to take the needs of Barclays or the owners of the Securities into consideration in determining, composing or calculating the index, (iii) take responsibility for nor has it participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities may be converted if applicable, into cash; nor (iv) have any obligation or liability in connection with the administration, operation, marketing, sale or trading of the Securities.

SET DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE SET50 OR ANY DATA INCLUDED THEREIN AND SET SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. SET MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SET50 OR ANY DATA INCLUDED THEREIN. SET MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE SET50 OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL SET HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Historical Information

The following graph sets forth the historical performance of the SET50 Index based on the weekly closing levels of the SET50 Index from April 4, 1997 through August 26, 2008. The closing level on August 26, 2008 was 472.48.

We obtained the closing levels of the SET50 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the SET50 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the SET50 Index will result in the return of any of your initial investment.

SET50 Index Historical Performance
April 4, 1997 – August 26, 2008

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Securities.